FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This Fifth Amendment to Amended and Restated Credit Agreement (this “Fifth Amendment”) is made as of July 8, 2020, by and among VOYA PRIME RATE TRUST, a Massachusetts business trust (the “Borrower”), the lending institutions party hereto and identified as “Lenders” in the Credit Agreement (as hereinafter defined) (the “Lenders”) and State Street Bank and Trust Company in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), amending certain provisions of that certain Amended and Restated Credit Agreement dated as of July 18, 2016 (as amended and in effect from time to time, the “Credit Agreement”) by and among the Borrower, the Lenders, the Administrative Agent and State Street Bank and Trust Company as Swing Line Lender (as such term is defined in the Credit Agreement) and waiving certain Events of Default under the Credit Agreement as more fully set forth below. Terms not otherwise defined in the Credit Agreement shall have the same respective meanings herein as therein.

WHEREAS, the Borrower and the Lenders desire to amend certain provisions of the Credit Agreement, all as provided more fully herein below;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1. Amendment to Section 1.01 of the Credit Agreement. Section 1.01 of the Credit Agreement is hereby amended as follows:

(a) Section 1.01 of the Credit Agreement is hereby amended by deleting the definitions of “Aggregate Revolving Commitments”, “Availability Period”, “Bail-In Action”, “Bail-In Legislation”, “Eurodollar Base Rate”, “Eurodollar Rate”, “Investment Adviser”, “Maturity Date”, “One Month LIBOR Rate”, and “Write-Down and Conversion Powers” which appear in Section 1.01 of the Credit Agreement in their entirety and restating each such definition as follows:

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The aggregate principal amount of the Aggregate Revolving Commitments in effect on the Fifth Amendment Effective Date is THREE HUNDRED MILLION DOLLARS ($300,000,000).

“Availability Period” means, with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date on which the Borrower commences a tender offer for, or other repurchase of, all or any portion of its shares (other than any repurchase made in the ordinary course of business consistent with past practices pursuant to the Share Repurchase Program so long as the aggregate amount of the Borrower’s shares repurchased thereunder in the period from April 1, 2020 to March 31, 2021 do not exceed 10% of the the Borrower’s shares outstanding on April 1, 2020), (c) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.05, and (d) the date of termination of the commitment of each Lender to make Loans pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Eurodollar Base Rate” means with respect to any Eurodollar Rate Loan for any Interest Period, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period) (“LIBOR”) appearing on the Reuters “LIBOR01” screen at approximately 11:00 a.m., London time two London Banking Days prior to the commencement of such Interest Period, provided that (i) in the event such rate does not appear on such screen (or on any successor or substitute page on such screen or otherwise on such screen), the “Eurodollar Base Rate” with respect to such Eurodollar Rate Loan during such Interest Period shall be determined by reference to such other comparable publicly available service for displaying interest rates applicable to dollar deposits in the London interbank market as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which dollar deposits of $1,000,000 in immediately available funds for a maturity comparable to such Interest Period are offered by the principal office of the Administrative Agent to leading banks in the London interbank market at approximately 11:00 a.m., London time, two London Business Days prior to the commencement of such Interest Period and (ii) if the Eurodollar Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement, and, provided further that in the event such day is not a London Banking Day, then the Eurodollar Base Rate shall be such rate as in effect on the immediately preceding London Banking Day.

“Eurodollar Rate” means (a) for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Base Rate for such Eurodollar Rate Loan for such Interest Period by (ii) one minus the Eurodollar Reserve Percentage for such Eurodollar Rate Loan for such Interest Period and (b) for any day with respect to any Base Rate Loan, Overnight Rate Loan or Swing Line Loan, as applicable, bearing interest at a rate based on the One Month LIBOR Rate, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the One Month LIBOR Rate for such Base Rate Loan, Overnight Loan or Swing Line Loan, as the case may be, for such day by (ii) one minus the Eurodollar Reserve Percentage for such Base Rate Loan, Overnight Loan or Swing Line Loan, as the case may be, for such day, provided, however, if the Eurodollar Rate shall for any purpose hereof be less than zero, such rate shall be deemed zero for purposes of this Agreement

“Investment Adviser” means Voya Investments, LLC, in its capacity as the Borrower’s investment adviser.

“Maturity Date” means August 21, 2020.

“One Month LIBOR Rate” means, as of any day, the rate per annum equal to the LIBOR appearing on the Reuters “LIBOR01” screen (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time, as the rate for dollar deposits in the London interbank market with a maturity of one month, provided that (i) in the event such rate does not appear on such screen (or on any successor or substitute page on such screen or otherwise on such screen), the “One Month LIBOR Rate” shall be determined by reference to such other comparable publicly available service for displaying interest rates applicable to dollar deposits in the London interbank market as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which dollar deposits of $1,000,000 in immediately available funds for a one-month term are offered by the principal office of the Administrative Agent to leading banks in the London interbank market at approximately 11:00 a.m., London time, and (ii) if the One Month LIBOR Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement, provided further that in the event such day is not a London Banking Day, then the One Month LIBOR Rate shall be such rate as in effect on the immediately preceding London Banking Day.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation

Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

(b) Section 1.01 of the Credit Agreement is hereby further amended by inserting the following definitions in the appropriate alphabetical order:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of related transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Investment Management Agreement” means that certain Amended and Restated Investment Management Agreement dated November 18, 2014, as amended and restated on May 1, 2015, by and between the Borrower and the Investment Adviser.

“LIBOR” has the meaning set forth in the definition of “Eurodollar Base Rate”.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” has the meaning specified in Section 3.03(c).

“LIBOR Successor Rate Conforming Changes” means with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Overnight Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Share Repurchase Program” means the Borrower’s open-market share repurchase program pursuant to which the Borrower may purchase, for the period of April 1, 2020 to March 31, 2021, up to 10% of its shares.

“Termination Notice” has the meaning provided in Section 6.03(e).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

§2. Amendment to Section 1.02 of the Credit Agreement. Section 1.02 of the Credit Agreement is hereby amended by inserting immediately after the end of Section 1.02(c) the following new paragraph (d):

(d) Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

§3. Amendment to Section 3.03 of the Credit Agreement. Section 3.03 of the Credit Agreement is hereby amended by deleting Section 3.03 in its entirety and restating it as follows:

3.03 Inability to Determine Rates.(a) If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, or with respect to the One Month LIBOR Rate component of any Base Rate Loan, Overnight Loan or Swing Line Loan, as the case may be, (i) the Administrative Agent determines that (A) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (B) (x) adequate and reasonable means do not exist for determining the Eurodollar Base Rate or the One Month LIBOR Rate, as the case may be, for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, Overnight Loan or Swing Line Loan, as the case may be, and (y) the circumstances described in Section 3.03(c)(i) do not apply (in each case with respect to this clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the One Month LIBOR Rate component of the Base Rate or the Overnight Rate, as the case may be, the utilization of the One Month LIBOR Rate component in determining the Base Rate and the Overnight Rate, as applicable, shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the amount specified therein.

(b) Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i) of Section 3.03(a), the Administrative Agent, with the consent of the Borrower and in consultation with the Required Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of Section 3.03(a), (ii) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(c) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative gent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii) syndicated loans currently being executed, or that include language similar to that contained in this Section 3.03, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing the Eurodollar Rate in accordance with this Section 3.03 with an alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment”; and any such proposed rate, a “LIBOR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted or delivered a copy of such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) the One Month LIBOR Rate component shall no longer be utilized in determining the Base Rate or the Overnight Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent will have the right to make LIBOR Successor

Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post or deliver a copy of each such amendment implementing such LIBOR Successor Conforming Changes to the Banks reasonably promptly after such amendment becomes effective.

§4. Amendment to Section 5.22 of the Credit Agreement. Section 5.22 of the Credit Agreement is hereby amended by deleting Section 5.22 in its entirety and restating it as follows:

    5.22 Advisory Contract. The Investment Management Agreement is in the form delivered to the Administrative Agent and the Lenders.

§5. Amendment to Section 6.03 of the Credit Agreement. Section 6.03 of the Credit Agreement is hereby amended by inserting immediately after the end of paragraph (d) the following new paragraphs (e) and (f):

    (e)    Immediately notify the Administrative Agent and each Lender if any notice is provided under the Investment Management Agreement or any other contract by which the Investment Adviser is retained by the Borrower as its investment adviser of the termination or replacement, as applicable, of the Investment Adviser as the Borrower’s investment adviser (whether such termination or replacement, as applicable, is pursuant to or by reason of the operation of the Act, the Borrower’s trustees or shareholders or any action taken by the SEC, and including any notice of a termination or replacement which will be effective at some future date) (any such notice provided under the Investment Management Agreement or any other such contract being hereinafter referred to as the “Termination Notice”).

    (f)    Immediately notify the Administrative Agent and each Lender if the Borrower announces a tender offer for, or other repurchase of, its shares (other than any repurchase made in the ordinary course of business consistent with past practices pursuant to the Share Repurchase Program so long as the aggregate amount of the Borrower’s shares repurchased thereunder in the period from April 1, 2020 to March 31, 2021 do not exceed 10% of the the Borrower’s shares outstanding on April 1, 2020) or announces the liquidation of the Borrower and/or its assets and, to the extent of any such announcement, the Borrower agrees to provide to the Administrative Agent and each Lender, on the last Business Day of each calendar week, the calculation of its Asset Coverage Ratio as of the close of business on the prior day, such calculation to be in the form attached hereto as Exhibit H.

§6. Amendment to Section 6.12 of the Credit Agreement. Section 6.12 of the Credit Agreement is hereby amended by deleting Section 6.12 in its entirety and restating it as follows:

    6.12    Investment Adviser. To the extent permitted by applicable law, (a) shall at all times maintain the Investment Adviser as its investment adviser, or (b) if the Investment Management Agreement or any other contract by which the Investment Adviser is retained by the Borrower is terminated pursuant to or by reason of the operation of the Act, the Borrower’s trustees or shareholders or any action taken by the SEC, the Investment Adviser shall continue to serve as the Borrower’s investment adviser, with or without a fee, and a successor investment adviser shall thereafter be approved, within 120 days of such termination, in the manner provided by the Act and with the consent of the Required Lenders.

§7. Amendment to Section 7.04 of the Credit Agreement. Section 7.04 of the Credit Agreement is hereby amended by deleting Section 7.04 in its entirety and restating it as follows:

    7.04    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or announce any plan or otherwise enter into any agreement to merge, dissolve, liquidate or consolidate with or into another Person, or Dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Division).

§8. Amendment to Section 7.12 of the Credit Agreement. Section 7.12 of the Credit Agreement is hereby amended by deleting Section 7.12 in its entirety and restating it as follows:

    7.12    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to declare or make, directly or indirectly, any Restricted Payment, in each case (a) during such time as an Event of Default shall exist and be continuing or would exist as a result of making such Restricted Payment or (b) which would be outside of the ordinary course of business and which would not be consistent with past practices.

§9. Amendment to Section 8.01 of the Credit Agreement. Section 8.01 of the Credit Agreement is hereby amended by deleting paragraph (k) of Section 8.01 in its entirety and restating it as follows:

    (k)    Investment Adviser. (a) The Investment Management Agreement shall be amended or otherwise modified in any material respects without the consent of the Required Lenders; or (b) a Termination Notice has been given to the Investment Adviser; or (c) Voya Investments, LLC or any Affiliate of Voya Financial, Inc. shall no longer be the Investment Adviser and the Required Lenders have not consented to a successor investment adviser; or (d) the Investment Adviser voluntarily agrees that the notice period for a termination of the Investment Management Agreement or other contract by which such Investment Adviser is retained by the Borrower shall be less than sixty (60) days from the date of such notice.

§10. Amendment to Section 10.19 of the Credit Agreement. Section 10.19 of the Credit Agreement is hereby amended by deleting Section 10.19 in its entirety and restating it as follows:

10.19. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

§11.    Amendment to Schedule 2.01. Schedule 2.01 to the Credit Agreement is hereby amended by deleting Schedule 2.01 in its entirety and substituting in place thereof the Schedule 2.01 attached hereto as Annex A.

§12.    Conditions to Effectiveness. This Fifth Amendment will become effective as of the date hereof upon receipt by the Administrative Agent of the following:

(a)    a fully-executed original counterparts of this Fifth Amendment executed by the Borrower, the Lenders and the Administrative Agent;

(b)    the receipt by the Administrative Agent of a signed certificate from a Responsible Officer of the Borrower in form and substance satisfactory to the Administrative Agent and dated the date hereof certifying (i) as to the incumbency of, and bearing manual specimen signatures of, the Responsible Officers of the Borrower or other authorized persons who are authorized to execute and take actions under this Third Amendment and the Loan Documents for the Borrower (or a certification from such Responsible Officer that the Responsible Officers and other persons who were identified in the certificate dated July 15, 2019 and delivered to the Administrative Agent pursuant to Section 2(b) of the Amendment No. 3 to the Credit Agreement dated as of July 15, 2019 by and among the Borrower, the Lenders and the Administrative Agent the (the “Third Amendment Closing Certificate”), remain authorized to execute and take actions under this Fifth Amendment and the Loan Documents), (ii) and attaching the Organizations Documents of the Borrower (or a certification from such Responsible Officer that no changes to the Organizational Documents have been made to any such documents since such documents were delivered to the Administrative Agent and attached to the Third Amendment Closing Certificate), (iii) and attaching the Custody Agreement of the Borrower (or a certification from such Responsible Officer that no changes have been made to the Custody Agreement delivered to the Administrative Agent and attached to the Third Amendment Closing Certificate), (iv) to and attaching a copy of the resolutions of the board of trustees of the Borrower (the “Resolutions”) approving and adopting this Fifth Amendment and the documents being delivered in connection herewith to which the Borrower is a party and authorizing the execution and delivery thereof, certified by a Responsible Officer of the Borrower to be true and correct and in force and effect as of the date hereof, and (v) that, before and after giving effect to the transactions contemplated hereby, (1) the representations and warranties made by the Borrower herein, in the Credit Agreement and each of the other Loan Documents are true and correct on and as of the date hereof, and with the same force and effect as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and (2) no Default or Event of Default has occurred and is continuing;

(c)    a certificate of good standing and legal existence for the Borrower issued as of a recent date from the Secretary of State of the Commonwealth of Massachusetts;

(d)    a legal opinion dated as of the date hereof, of in-house to the Borrower, in form and substance reasonably satisfactory to the Lender; and

(e)    payment to the Administrative Agent for the pro rata account of each Bank a non-refundable up-front fee equal to 0.025% of each Bank’s Revolving Commitment and payment to the Administrative Agent of any other fees and expenses required to be paid in connection with the Loan Documents.

§13. Representations and Warranties. The Borrower repeats, on and as of the date hereof, each of the representations and warranties made by it in Section 5 of the Credit Agreement, provided, that all references therein to the Credit Agreement shall refer to such Credit Agreement as amended hereby. In addition, the Borrower hereby represents and warrants that the execution and delivery by the Borrower of this Fifth Amendment and the performance by the Borrower of all of its agreements and obligations under the Credit Agreement as amended hereby and the other Loan Documents to which it is a party are within the trust authority of the Borrower and have been duly authorized by all necessary trust action on the part of the Borrower.

§14. Ratification, Etc. Except as expressly amended hereby, the Credit Agreement and all documents, instruments and agreements related thereto, including, but not limited to the Security Agreement and the other Loan Documents, are hereby ratified and confirmed in all respects and shall continue in full force and effect. The Credit Agreement and this Fifth Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit Agreement as amended hereby. This Fifth Amendment shall constitute a Loan Document.

§15. No Waiver. Nothing contained herein shall constitute a waiver of, impair or otherwise affect any obligation of the Borrower or any rights of the Lenders or the Administrative Agent consequent thereon.

§16. Counterparts. This Fifth Amendment may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

§17. Governing Law. THIS FIFTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment as a document under seal as of the date first above written.

BORROWER:	VOYA PRIME RATE TRUST, a
Massachusetts business trust

By:
Name: Daniel A. Norman
Title: Senior Vice President and Treasurer

ADMINISTRATIVE AGENT:	STATE STREET BANK AND
TRUST COMPANY,
as Administrative Agent

By:
Name: Paul J. Koobatian
Title: Vice President

LENDERS:
STATE STREET BANK AND TRUST COMPANY, as a Lender

By:
Name: Paul J. Koobatian
Title: Vice President

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Aron Lau

Name: Aron Lau
Title: Director

Annex A to the Fifth Amendment

Schedule 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Revolving Commitment	Applicable Percentage of Revolving Commitments
State Street Bank and Trust Company	$200,000,000	66.6666667%
The Bank of Nova Scotia	$100,000,000	33.3333333%
Aggregate Revolving Commitments:	$300,000,000	100.0000000%